SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2012

Integrated Electrical Services, Inc.
(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500
Houston, Texas  77056
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02.	Results of Operations and Financial Condition.

On August 13, 2012, Integrated Electrical Services, Inc. (the “Company”) issued a press release announcing its results of operations for the fiscal 2012 third quarter, a copy of which is furnished with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.05.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 9, 2012, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the grant of phantom stock units (“PSUs”) pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “Plan”) to Chief Executive Officer and President James M.  Lindstrom, Senior Vice President and Chief Financial Officer Robert W. Lewey and two others.  The Committee granted a target amount of 50,000 and 25,000 PSUs to Messrs. Lindstrom and Lewey, respectively, and an aggregate target amount of 15,000 PSUs to two others.  These awards are subject to attainment by the Company of a target cash and cash equivalents (including restricted cash) balance at fiscal year-end 2012 of $20,000,000.  Failure to meet the target amount of $20,000,000, but attainment of a cash and cash equivalents (including restricted cash) balance of $15,000,000 would result in 50% payment of the PSUs, and failure to attain a cash and cash equivalents (including restricted cash) balance of $15,000,000 would result in no payment.  Payment of the PSUs would be in the form of an equal amount of shares of the Company’s Common Stock to be vested and delivered on December 6, 2012.

The foregoing description of the award is qualified in its entirety by reference to the award which is incorporated by reference and attached hereto as Exhibit 10.1

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits.

Exhibit No.		Description
99.1		Press release dated August 13, 2012.
10.1		Form of Phantom Stock Unit Award

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: August 15, 2012	/s/ William L. Fiedler
William L. Fiedler
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 13, 2012.
10.1	Form of Phantom Stock Unit Award